For Immediate Release
---------------------



    COLONIAL COMMERCIAL CORP. REPORTS THAT DIRECTORS HAVE CONVERTED CONVERTIBLE
                         PREFERRED STOCK TO COMMON STOCK

     HAWTHORNE, New Jersey (August 16, 2005) - Colonial Commercial Corp. ("Colonial") (OTC Bulletin Board: "CCOM," "CCOMP"), announced that directors of the Company have converted 174,324 shares of convertible preferred stock of the Company owned by them into 174,324 shares of common stock. As a result of the conversion there are now 4,382,488 shares of common stock outstanding.

     The conversion reduces the number of outstanding shares of convertible preferred stock to 580,392, and under the Company's certificate of incorporation eliminates the rights of holders of convertible preferred stock as a separate class to elect three directors. Commencing at the next annual meeting of shareholders, all directors will be elected by holders of common stock and convertible preferred stock voting as one class on a share for share basis.

     Convertible preferred stock is convertible into common stock on a share for share basis. In recent years, the convertible preferred stock has traded sporadically while there has been more liquidity in the common stock.

     Colonial distributes heating, ventilating and air conditioning equipment ("HVAC"), parts and accessories, climate control systems, and plumbing supplies, primarily, in the New York metropolitan area through its Universal Supply Group, Inc. ("Universal"), American/Universal Supply Inc. ("American") and The RAL Supply Group, Inc. ("RAL") subsidiaries to HVAC contractors. These contractors purchase and install equipment and systems for residential, commercial and industrial users. Universal also provides control system design, custom control panel fabrication, technical field support, in-house training and climate control consultation for engineers and installers. It is a leader in the design of direct digital control systems and systems that control multi-location facilities through the Internet. Universal is headquartered in New Jersey, and, with its affiliates, operates out of seven locations in New Jersey; nine in New York and one in Pennsylvania.


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     This press release includes statements that may constitute
"forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


                    FOR FURTHER INFORMATION, PLEASE CONTACT:
           BERNARD KORN, CEO, OR WILLIAM SALEK, CFO, AT (973) 427-8224